FOR IMMEDIATE RELEASE

Penske Automotive Announces Preliminary Fourth Quarter 2009 Results

BLOOMFIELD HILLS, MI, February 2, 2010 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced preliminary results for the fourth quarter of 2009. The company currently expects income from continuing operations attributable to common shareholders to be within the range of $0.20 to $0.23 per share.

Commenting on the preliminary results, PAG Chairman Roger Penske said, “I’m pleased with the strong results achieved by our business in the fourth quarter. These results were driven by our brand mix, a strong performance from our UK operations and the continuing benefit from our cost-saving initiatives.”

Fourth-Quarter Earnings Conference Call

Penske Automotive expects to release financial results for the fourth quarter and full year ended December 31, 2009, on Friday, February 19th, 2010. Company management will host a conference call at 2 p.m. Eastern Time that day to discuss those results. Details regarding the conference call will be announced in advance.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 310 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 160 franchises in 17 states and Puerto Rico and 150 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive, through its wholly-owned subsidiary smart USA Distributor LLC, is the exclusive distributor of the smart fortwo vehicle and related parts in the United States. smart USA supports more than 75 smart retail centers in the United States. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,000 employees. smart and fortwo are registered trademarks of Daimler AG.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s preliminary financial results. Actual results may vary materially because of risks and uncertainties, including that the Company completes its ongoing audit and reports fourth quarter results consistent with its current expectations. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2008, and its other filings with the Securities and Exchange Commission. This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

Inquiries should contact:

Bob O’Shaughnessy Executive Vice President — Finance Penske Automotive Group 248-648-2800 boshaughnessy@penskeautomotive.com	Anthony R. Pordon Senior Vice President Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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